UPRIGHT, INC. LONG Term PERFORMANCE and deferred compensation PLAN




Section 1: Purposes

The purposes of the Plan are to promote the success of the Company; to provide the Participant with an opportunity to receive incentive compensation dependent upon that success; and to retain and motivate the Participant.

Section 2: Definitions


"Account"  means the  Initial  Deferral  Account  and the  Performance  Deferral
Account.


"Affiliate" means a corporation or other entity that controls, is controlled by, or is under common control with, the Company.


"Award" means a payment made pursuant to the Plan.


"Award Schedule" means the Award Schedule established pursuant to Section 4.1.


"Beneficiary" mean the person(s) designated by the Participant, in writing on a form provided by the Company, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant's estate.

"Board of Directors" means the Board of Directors of the Company.

     "Cause" means cause as defined in the Participant's employment agreement.



"Change of Control" means the occurrence of any of the following:

(i) The Company is merged or consolidated with another company or entity and, as a result of such merger or consolidation, less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting company shall then be owned by the former stockholders of the Company or an Affiliate.

(ii) The Company transfers substantially all of its assets to another company or entity less than fifty percent (50%) of the outstanding voting securities of which shall then be owned by the Company or an Affiliate.

(iii)Any person or group is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities.

     "Company" means Upright, Inc. and its successors.

     "Deemed  Investments"  means the Deemed  Investments  provided  pursuant to
     Section 4.5.

     "Disability" means total disability within the meaning of the Company's long-term disability plan as in effect from time to time or , if there is no such plan at the applicable time, physical or mental incapacity as determined solely by the Company.

     "Financial Hardship" An unforeseeable financial emergency of the Participant, determined by the Company on the basis of information supplied by the Participant, arising from an illness, disability, casualty loss, sudden financial reversal or other such unforeseeable occurrence, but not including foreseeable events such as the purchase of a house or education expenses for children.

     "Fiscal Year" means the Company's fiscal year.


     "Initial Deferral" means the amount to be credited to the Participant's Initial Deferral Account as of the start of the Performance Period, as set forth in the Award Schedule.

     "Initial Deferral Account" means the account and subaccounts maintained on the books of the Company with respect to the Participant's Initial Deferral.

     "Participant" means the President of the Company.

     "Performance Deferral Account" means the account and any subaccounts maintained on the books of the Company with respect to that portion of the Participant's Target Award credited thereto, pursuant to Section 4.3.

     "Performance Goal" means the level of performance, whether absolute or relative to a peer group or index, established as the performance goal with respect to a Performance Measure.

     "Performance Measure" means one or more measures, including but not limited to those set forth below, established to measure Company performance for the Performance Period: basic or diluted earnings per share; revenue; operating income; profit or net income (either before or after taxes); profit or net income before interest and taxes; profit or net income before interest, taxes, depreciation and amortization; return on capital; return on assets; return on equity; return on funds employed; net cash provided by operations; stock price and total shareholder return. Each such financial measure shall be determined in accordance with generally accepted accounting principles as consistently applied by the Company and may be adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles.

     "Performance Period" means the period of time over which the attainment of one or more Performance Goals will be measured.

     "Performance   Target   Award"   means  the  amount   established   as  the
     Participant's Performance Target Award for the Performance Period, as set forth in the Award Schedule.

     "Plan" means this Long Term Performance and Deferred Compensation Plan.

     "President" means the President of the Company.

     "Retirement" means retirement from the employ of the Company (other than for Cause) at or after the age 65 or, if prior to age 65 but at or after age 55, with the advance consent of the Company.

     "Valuation Date" means the dates, as set forth in the Award Schedule, as of which the value of the Participant's Account is determined, and in the case of the Participant's termination of employment, the date of such termination.

     "Vesting Period" means the three Fiscal Year period commencing (i) with respect to the Participant's Initial Deferral Account, on the first day of the Performance Period and (ii) with respect to each subaccount in the Participant's Performance Deferral Account, on the date that amounts are credited thereto pursuant to Section 4.3.


Section 3: Participation


3.1  In General. The President shall be the Participant.



Section 4: Awards and Accounts

4.1 Award Schedules. An Award Schedule shall be established for the Participant. The Award Schedule, the terms of which shall be agreed to between the Company and the Participant, shall set forth the Performance Period, Initial Deferral, Performance Target Award, Performance Measure(s), Performance Goal(s), Performance Formula, Vesting Period and such other provisions as the Company and the Participant may agree.

4.2 Determination of Amounts to be Credited to Performance Deferral Account. As soon as practicable after the close of each Fiscal Year in the Performance Period, the amount, if any, of the Performance Target Award to be credited to the Participant's Performance Deferral Account shall be determined in accordance with the Performance Formula. All determinations regarding the achievement of Performance Goals will be made by agreement between the Company and the Participant. Notwithstanding the foregoing, no amount shall be credited to the Participant's Performance Deferral Account with respect to a Fiscal Year if the Participant is not an employee of the Company on the last day of such Fiscal Year.

4.3 Accounts. An Initial Deferral Account and a Performance Deferral Account shall be maintained for the Participant. The Participant's Initial Deferral Account shall be credited with the Initial Deferral as of the first day of the Performance Period. The Participant's Performance Deferral Account shall be credited with amount determined in accordance with Section 4.2 as of the first day of the Fiscal Year following the Fiscal Year with respect to which such amount relates; a separate sub account shall me maintained with respect to each such amount.

4.4 Adjustments to Accounts. The Participant's Account shall be debited with the amount of any distributions under the Plan. On each Valuation Date (the "applicable Valuation Date"), the Participant's Account shall be credited or debited, as the case maybe with an income (loss) factor equal to the amount determined by multiplying the balance credited to the Participant's Account as of the immediately preceding Valuation Date (as adjusted, pursuant to the preceding sentence of this Section, for any subsequent distributions) by the rate of return on Deemed Investments for the period ending on the applicable Valuation Date.

4.5 Deemed Investments. The Company may designate one or more separate investment funds or vehicles, including, without limitation, certificates of deposit, mutual funds, money market accounts or funds, limited partnerships, or debt or equity securities, including equity securities of the Company or its Affiliates (measured by market value, book value or any formula selected by the Company) in which the amount credited to the Participant's Account will be deemed to be invested. The Participant shall file an investment preference election with the Company with respect to amounts credited to his Account. Such election will advise the Company as to the Participant's preference with respect to investment vehicles for all or some portion of the amounts credited to the Participant's Account in specified multiples of 10%. The Participant's initial election shall be effective as of the first day of the Performance Period. Such election may be changed prospectively by the Participant by giving the Company prior written notice on a form provided by the Company. The Company is under no obligation to actually invest such amounts in accordance with the election made by the Participant. Earnings on any amounts deemed to have been invested in any Deemed Investment shall be deemed to have been reinvested in such investment.


Section 5:  Termination of Employment


5.1 In General. Upon termination of employment with the Company, the value of the Participant's Account, to the extent vested, shall be distributed to him (or his Beneficiary, as the case may be) in a cash lump sum as soon as practicable thereafter, and the value of such Account of the extent not vested shall be forfeited. For purposes of determining the extent to which the value of the Participant's Account is vested, the Participant shall not be deemed to have terminated employment with the Company if he transfers employment to, and so long as he remains an employee of, an Affiliate.



5.2 In-Service Distributions. A Participant any elect to receive all or part of the value of his Account, to the extent vested, prior to termination of employment. Any such election must be in writing on a form provided by the Company and delivered to the Company at least one year in advance of the effective date thereof. During such one-year period, such election shall be irrevocable, provided that if the Participant's employment with the Company terminates prior to the effective shall be deemed automatically revoked. In-service distributions shall be paid in a cash lump sum as soon as practicable after the effective date of the applicable election.

5.3 Hardship Distributions. Upon application by the Participant and a finding by the Company that a Participant has suffered a Financial Hardship, the Company, may, in its sole discretion, distribute to the Participant an amount which does not exceed the amount required to meet the immediate financial needs created by the Financial Hardship and not reasonably available from other sources of the Participant; provided, however, that no distributions pursuant to this Section may be made in excess of the value of the Participant's Account, to the extent vested, at the time of such distribution.

5.4 Accelerated Vesting. The value of the Participant's Account shall be fully vested : (i) if a Participant's employment with the Company terminates due to death, Disability or Retirement; (ii) if the Participant is terminated by the Company other than for Cause; (iii) upon a Change of Control; (iv) or if the Plan is terminated.


Section 6: Administration


6.1 In General. The Company will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.


6.2 Determinations. The actions and determinations of the Company or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards will be final and conclusive. Such determinations need not be uniform.

6.3 Appointment of Experts. The Company may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4 Delegation. Any action that may be taken by the Company hereunder may be taken on behalf of the Company and the Chairman of the Board of Directors (the "Chairman"). The Company and the Chairman may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

6.5 Books and Records. The Company, the Chairman and others to whom duties are delegated shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.


6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.


6.7 Claims. Any person claiming an amount under the Plan, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Company, which shall respond in writing within ninety (90) days following receipt of the request. If the claim or request is denied, the written notice of denial shall state (1) the reasons for denial (2) a description of any additional material or information required and an explanation of why it is necessary; and (3) an explanation of the Plan's claim review procedure. Any person whose claim or request is denied may make a second request for review by notice given in writing to the Company. The claim or request shall be reviewed further by the Company and it may, but shall not be required to, grant the claimant a hearing. A decision on such second request shall normally be made within sixty (60) days after the date of the second request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days from the date of the second request. The decision shall be in writing and, shall be final and bind all parties concerned.


Section 7: Miscellaneous


7.1 Nonassignability. No Award or Account will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

7.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

7.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board of Directors in any respect, except that no amendment may be made that would impair the rights of the Participant without the Participant's consent.

7.4 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

7.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. The Participant will have no rights under the Plan other than as an unsecured general creditor of the Company.

7.7 Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon the Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

7.9 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.10 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.11 Applicable Law. The Plan will be governed by the laws of the State of California, as determined without regard to the conflict of law principles thereof.

7.12 Effective Date. The Plan shall be effective as of June 30, 2000.

                                AWARD SCHEDUlE




This is the Award  Schedule  referred to in and made a part of the Upright  Inc.
Long Term Performance and Deferred Compensation Plan.

Performance Period:                   The three-year period commencing
                                      June 30, 2000
----------------------------------    --------------------------------------     --------------------------------------
Initial Deferral:                     $250,000
----------------------------------    --------------------------------------     --------------------------------------

Initial Deferral Account Vesting                        Date                       Vested Percentage
Period:

----------------------------------    --------------------------------------     --------------------------------------
                                      Prior to the third anniversary of            0%
                                      the start of the Performance Period
                                      (June 30, 2000)
----------------------------------    --------------------------------------     --------------------------------------
                                      On or after the third anniversary of         100%
                                      the start of the Performance Period
                                      (June 30, 2000)

----------------------------------    --------------------------------------     --------------------------------------
Performance Target Award:             $250,000
----------------------------------    --------------------------------------     --------------------------------------

Performance Measures:                 Profit, Gross Margin, Revenue,
                                      Inventory Accuracy
---------------------------------     --------------------------------------     --------------------------------------

Performance Goals:                    o Profit (before interest and taxes)
                                        of US$5.9 million at  June 30, 2001

                                      o Gross margin of 20% at June 30, 2001

                                      o Revenue of US$210 million at June 30,2001

                                      o Inventory Record Accuracy at a minimum
                                        level of 60%

---------------------------------     --------------------------------------     --------------------------------------

Performance Deferral Sub account                         Date                     Vested Percentage
Vesting Periods:
---------------------------------     --------------------------------------     --------------------------------------

                                         Prior to the third anniversary of       0%
                                         the date as of which an amount is
                                         first credited to such sub account.

---------------------------------     --------------------------------------      --------------------------------------
                                         On or after the third anniversary of     100%
                                         the date as of which an amount is
                                         first credited to such sub account.
---------------------------------     --------------------------------------      --------------------------------------


Agreed to this May 30, 2000



_________________________
Participant



Upright Inc.





By: Danica Murphy for R.F. Stowe